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                                                                    EXHIBIT 3.08


              CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION

                             OF TALARIAN CORPORATION



PAUL A. LARSON and THOMAS J. LAFFEY certify that:

        1. They are the President and Secretary, respectively, of TALARIAN CORPORATION, a California corporation (the "Company").

        2. Section 6(k) of Article FOURTH of the Company's Amended and Restated Articles of Incorporation is hereby amended to read in its entirety as follows:

           "(k) Notices of Record Date. Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger or consolidation of the Company with or into any other corporation, or any transfer of all or substantially all the assets of the Company to any other person or any voluntary or involuntary dissolution, liquidation or winding up of the Company, the Company shall mail to each holder of Preferred Stock at least twenty (20) days prior to the record date specified therein a notice specifying
(1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, transfer, consolidation, merger, dissolution, liquidation or winding up. Notwithstanding the foregoing, the Company shall not be required to provide notice under this
Section 6(k) on account of any reorganization or merger of the Company effected for the purpose of reincorporating the Company in Delaware."

        3. The foregoing amendments of Articles of Incorporation have been duly approved by the board of directors.

        4. The foregoing amendment of the Articles of Incorporation have been duly approved by the required vote of the shareholders in accordance with Sections 902 and 903 of the California Corporations Code. The total number of outstanding shares of Common Stock of this corporation entitled to vote is 6,044,171 shares and the total number of outstanding shares of Preferred Stock of this corporation entitled to vote is 8,769,214 shares. The number of shares of Common Stock and Preferred Stock voting in favor of the amendment of the Articles of Incorporation equaled or exceeded the vote required. The percentage vote required was more than 50% of all outstanding



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                                                     Certificate of Amendment of
                                                    Articles of Incorporation of
                                                            Talarian Corporation



shares of Common Stock and more than 50% of all outstanding shares of Preferred Stock, voting separately, and more than 50% of all outstanding shares of Common Stock and Preferred Stock, voting together as a single class.

        We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this certificate are true and correct of our own knowledge.




Dated:  May 23, 2000                          /s/ Paul A. Larson
                                              --------------------------------
                                              Paul A. Larson, President




                                              /s/ Thomas J. Laffey
                                              --------------------------------
                                              Thomas J. Laffey, Secretary





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